Exhibit 4.9

FORM OF BENEFICIAL OWNER ELECTION

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the distribution by Sears Holdings Corporation, to the holders of record of its common stock, as of the close of business on October 30, 2014, at no charge, of transferable subscription rights (“Rights”) to purchase units (each, a “Unit”) for a subscription price of $500 each, each of which consists of (a) $500 in principal amount of 8.0% senior unsecured notes due 2019 (“Notes”) and (b) 17.5994 warrants (each, a “Warrant”), with each Warrant entitling the holder thereof to purchase one share of Sears Holdings Common Stock (the “Rights Offering”).

With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form, together with a properly completed and executed IRS Form W-9 or W-8 (as applicable), must be completed and returned such that it will actually be received by you by 4:00 p.m., New York City time, on November 13, 2014, the third trading day prior to the scheduled expiration date of the Rights Offering of November 18, 2014 (which may be extended by Sears Holdings Corporation).

This will instruct you whether to exercise Rights to purchase Units consisting of Notes and Warrants held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the registration statement on Form S-3 (File No. 333-199475) (the “Registration Statement”) and the prospectus supplement, dated October 30, 2014 (the “Prospectus Supplement”), and the related “Instructions for Use of Sears Holdings Corporation Subscription Rights Certificates.”

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for the Units consisting of Notes and Warrants.

Box 2. ☐ Please EXERCISE RIGHTS for the Units consisting of Notes and Warrants as set forth below.

The number of Rights for which the undersigned gives instructions for exercise under the Basic Subscription Right (as described in the Prospectus Supplement) should not exceed the number of Rights that the undersigned is entitled to exercise.

	Number of Units	Subscription Price	Payment
Basic Subscription Right:	x	$[ ]=	$(Line 1)
Over-Subscription Privilege:	x	$[ ]=	$(Line2)
	Total Payment Required		$(Sum of Lines 1 and 2 must equal total of amounts in Boxes 3 and 4.)

Box 3. ☐ Payment in the following amount is enclosed $            .

Box 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account		Account No.

Amount to be deducted:	$

Signatures(s)

Please type or print name(s) below:

Date: , 2014